Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value of $0.0001 per share, of China Online Education Group, a Cayman Islands exempted company, and that this Agreement may be included as an exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 14, 2017.

Jack Jiajia Huang	/s/ Jack Jiajia Huang

Ting Shu	/s/ Ting Shu

Dasheng Global Limited	By:	/s/ Jack Jiajia Huang
	Name:	Jack Jiajia Huang
	Title:	Director

Dasheng Online Limited	By:	/s/ Ting Shu
	Name:	Ting Shu
	Title:	Director

Dasheng International Holdings Limited	By:	/s/ S.B. Vanwall Ltd.
	Name:	S.B. Vanwall Ltd.
	Title:	Director

TB Family Trust	By:	/s/ TMF (Cayman) Ltd.
	Name:	TMF (Cayman) Ltd.
	Title:	Trustee

[Signature Page to Joint Filing Agreement]